                                                                  EXHIBIT 99.17e

     FUND TYPE:
     _________________________________
     Stock and bond

     INVESTMENT OBJECTIVE:
     _________________________________
     Income and long-term
     growth of capital


     Prudential
     Active Balanced Fund
                                                   [LOGO] PRUDENTIAL INVESTMENTS

--------------------------------------------------------------------------------
PROSPECTUS: DECEMBER 2, 1999


As with all mutual funds, the
Securities and Exchange
Commission has not approved or
disapproved the Fund's shares,
nor has the SEC determined that
this prospectus is complete or
accurate. It is a criminal
offense to state otherwise.
                                                   [LOGO] PRUDENTIAL INVESTMENTS

--------------------------------------------------------------------------------
   Table of Contents
--------------------------------------------------------------------------------

 1   Risk/Return Summary
 1   Investment Objective and Principal Strategies
 2   Principal Risks
 3   Evaluating Performance
 5   Fees and Expenses

 7   How the Fund Invests
 7   Investment Objective and Policies
 10  Other Investments and Strategies
 12  Investment Risks

 17  How the Fund is Managed
 17  Board of Directors
 17  Manager
 17  Investment Adviser
 17  Portfolio Managers
 18  Distributor
 18  Year 2000 Readiness Disclosure

 20  Fund Distributions and Tax Issues
 20  Distributions
 21  Tax Issues
 22  If You Sell or Exchange Your Shares

 24  How to Buy, Sell and Exchange Shares of the Fund
 24  How to Buy Shares
 32  How to Sell Your Shares
 36  How to Exchange Your Shares

 38  Financial Highlights
 38  Class A Shares
 39  Class B Shares
 40  Class C Shares
 41  Class Z Shares

 42  The Prudential Mutual Fund Family

     For More Information (Back Cover)

--------------------------------------------------------------------------------

     PRUDENTIAL ACTIVE BALANCED FUND       [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
WE'RE EQUITY INVESTORS
In deciding which equity investments to buy for the equity portfolio, we look for common stocks, preferred stocks or other equity-related securities of companies that are expected to provide higher total returns (yield plus appreciation) than the average stock.
WE ALSO INVEST IN DEBT INSTRUMENTS
We use a team approach to find debt obligations. Issuers of bonds and other debt instruments pay a fixed or variable rate of interest and must repay the amount borrowed at maturity.

--------------------------------------------------------------------------------
This section highlights key information about the PRUDENTIAL ACTIVE BALANCED FUND, which we refer to as "the Fund." The Fund is a series of The Prudential Investment Portfolios, Inc. ("the Company"). Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES
Our investment objective is to seek INCOME AND LONG-TERM GROWTH OF CAPITAL by investing in a portfolio of equity, fixed-income and money market securities which is actively managed to capitalize on opportunities created by perceived misvaluation. While we make every effort to achieve our objective, we can't guarantee success.
   Normally the Fund will invest 40% to 75% of its assets in equity-related securities. Equity-related securities in which the Fund primarily invests are common stocks, nonconvertible preferred stocks and convertible securities.
   Under normal circumstances, we will invest 25% to 60% of total assets in investment-grade fixed-income securities. We may invest up to 20% of our assets in fixed-income securities rated lower than investment grade. These are known as "junk bonds."
   Normally, we also may invest from
0% to 35% of Fund assets in money market instruments, which include the commercial paper of U.S. and non-U.S. corporations, short-term obligations of U.S. and foreign banks and short-term obligations guaranteed by the U.S. government or its agencies.
   We can invest up to 35% of the Fund's assets in foreign equity and debt securities. Up to 30% of the Fund's assets may be used in investment techniques involving leverage, such as dollar rolls, forward rolls and reverse repurchase agreements. We also may use derivatives for hedging or to improve the Fund's returns.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------

PRINCIPAL RISKS
Although we try to invest wisely, all investments involve risk. Since the Fund invests in equity-related securities, there is the risk that the price of a particular stock we own could go down, or the value of the equity markets or a sector of them could go down. Stock markets are volatile. Generally, the stock prices of large and medium-size companies are more stable than the stock prices of small companies. The Fund's equity holdings can vary significantly from broad market indexes, and performance of the Fund can deviate from the performance of such indexes.
   The Fund uses an asset allocation strategy. Although the Fund's investment adviser believes that this will add value over the long term, it is possible that we will emphasize an asset category that is out of favor.
   The Fund invests in debt obligations which have credit, market and interest rate risks. Credit risk is the possibility that an issuer of a debt obligation fails to pay the Fund interest or repay principal. Market risk, which may affect an industry, a sector or the entire market, is the possibility that the market value of an investment may move up or down and that its movement may occur quickly or unpredictably. Interest rate risk refers to the fact that the value of most bonds will fall when interest rates rise. The longer the maturity and the lower the credit quality of a bond, the more likely its value will decline. Debt securities rated below investment grade-- also known as "junk bonds" --have a higher risk of default and tend to be less liquid.
   Since the Fund invests in foreign securities, there are additional risks. Foreign markets often are more volatile than U.S. markets and generally are not subject to regulatory requirements comparable to those of U.S. issuers. Changes in currency exchange rates can reduce or increase market performance.
   The Fund may actively and frequently trade its portfolio securities. High portfolio turnover results in higher transaction costs and can affect the Fund's performance and have adverse tax consequences.
   Some of our investment strategies--such as using leverage or derivatives-- also involve above-average risks. The Fund may use risk management techniques to try to preserve assets or enhance return. Derivatives may not fully offset the underlying positions and this could result in losses to the Fund that would not otherwise have occurred. If the Fund sells securities and agrees to repurchase them in a forward roll


--------------------------------------------------------------------------------

2 PRUDENTIAL ACTIVE BALANCED FUND          [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------

transaction or a reverse repurchase agreement, there is a risk that the market value of any securities purchased with proceeds of the initial sale will decline below the repurchase price the Fund has agreed to pay. This would cause the net asset value of the Fund's shares to decrease faster than would otherwise be the case, and is the speculative characteristic known as "leverage."
   Like any mutual fund, an investment in the Fund could lose value and you could lose money. For more detailed information about the risks associated with the Fund, see "How the Fund Invests--Investment Risks."
   An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

EVALUATING PERFORMANCE
A number of factors--including risk--can affect how the Fund performs. The following bar chart shows the Fund's performance for each full calendar year of operation. The bar chart and table below demonstrate the risk of investing in the Fund by showing how returns can change from year to year and by showing how the Fund's average annual total returns compare with a stock index, a bond index and a group of similar mutual funds. Past performance does not mean that the Fund will achieve similar results in the future.

                                    [CHART]
Annual Returns* (Class Z shares)
 ------------------------------------------------------------------------------
                              1994          -2.13%
                              1995          23.10%
                              1996          11.20%
                              1997          15.47%
                              1998          15.96%

 BEST QUARTER: 13.69% (4th quarter of 1998) WORST QUARTER: -5.20% (3rd quarter of 1998)

* The total return of the Class Z shares from 1-1-99 to 9-30-99 was 2.31%.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------

 AVERAGE ANNUAL RETURNS/1/ (AS OF 12-31-98)

-------------------------------------------------------------
                           1 YR  5 YRS        SINCE INCEPTION
  Class A shares         10.09%    N/A 12.78% (since 11-7-96)
  Class B shares         10.03%    N/A 13.45% (since 11-7-96)
  Class C shares         12.88%    N/A 14.12% (since 11-7-96)
  Class Z shares         15.96% 12.40% 12.46% (since 1-4-93)
  S&P 500/2/             28.60% 24.05% N/A/2/
  Lehman Govt./Corp./3/   9.47%  7.30% N/A/3/
  Lipper Average/4/      13.50% 13.84% N/A/4/

1 The Fund's returns are after deduction of sales charges and expenses. Without the distribution and service (12b-1) fee waiver for Class A shares, the returns would have been lower.
2 The Standard & Poor's 500 Composite Stock Price Index (S&P 500)--an unmanaged index of 500 stocks of large U.S. companies--gives a broad look at how stock prices have performed. These returns do not include the effect of any sales charges or operating expenses of a mutual fund. These returns would be lower if they included the effect of sales charges and operating expenses. S&P 500 returns since the inception of each class are 31.37% for Class A, Class B and Class C shares and 21.60% for Class Z shares. Source:
   Lipper Inc.
3 The Lehman Brothers Government/Corporate Bond Index (Lehman Govt./Corp.) is a weighted index of public, fixed-rate, nonconvertible domestic corporate debt securities rated at least investment grade and public obligations of the U.S. Treasury. These returns do not include the effect of any sales charges or operating expenses of a mutual fund. These returns would be lower if they included the effect of sales charges and operating expenses. Lehman Govt./Corp. returns since the inception of each class are 9.18% for Class A, Class B and Class C shares and 7.92% for Class Z shares. Source: Lipper Inc.
4 The Lipper Average is based on the average return of all mutual funds in the Lipper Balanced Fund category and does not include the effect of any sales charges. Again, these returns would be lower if they included the effect of sales charges. Lipper returns since the inception of each class are 13.42% for Class A, Class B and Class C shares and 16.97% for Class Z shares.
   Source: Lipper Inc.


--------------------------------------------------------------------------------

4 PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------

 FEES AND EXPENSES
 These tables show the sales charges, fees and expenses that you may pay if you buy and hold shares of each share class of the Fund--Class A, B, C and Z. Each share class has different sales charges--known as loads--and expenses, but represents an investment in the same fund. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Fund."

 SHAREHOLDER FEES/1/ (PAID DIRECTLY FROM YOUR INVESTMENT)
--------------------------------------------------------------------------------

                                       CLASS A    CLASS B    CLASS C    CLASS Z
  Maximum sales charge (load) imposed       5%       None         1%       None
  on purchases (as a percentage of
  offering price)
  Maximum deferred sales charge           None         5%/2/      1%/3/    None
  (load) (as a percentage of the
  lower of original purchase price or
  sale proceeds)
  Maximum sales charge (load) imposed     None       None       None       None
  on reinvested dividends and other
  distributions
  Redemption fees                         None       None       None       None
  Exchange fee                            None       None       None       None


 ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM FUND ASSETS)
-------------------------------------------------------------------------------
                                       CLASS A    CLASS B    CLASS C    CLASS Z
  Management fees                         .65%       .65%       .65%       .65%
  + Distribution and service (12b-1)      .30%/4/   1.00%      1.00%       None
  fees
  + Other expenses                        .51%       .51%       .51%       .51%
  = Total annual Fund operating          1.46%      2.16%      2.16%      1.16%
   expenses
  - Fee waiver or expense                 .05%       None       None       None
   reimbursement
  = NET ANNUAL FUND OPERATING            1.41%/4/   2.16%      2.16%      1.16%
   EXPENSES

1 Your broker may charge you a separate or additional fee for purchases and sales of shares.
2 The Contingent Deferred Sales Charge (CDSC) for Class B shares decreases by 1% annually to 1% in the fifth and sixth years and 0% in the seventh year. Class B shares convert to Class A shares approximately seven years after purchase.
3 The CDSC for Class C shares is 1% for shares redeemed within 18 months of purchase.
4 For the fiscal year ending September 30, 2000, the Distributor of the Fund has contractually agreed to reduce its distribution and service (12b-1) fees for Class A shares to .25 of 1% of the average daily net assets of the Class A shares.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Risk/Return Summary
--------------------------------------------------------------------------------


EXAMPLE
This example will help you compare the fees and expenses of the Fund's different share classes and the cost of investing in the Fund with the cost of investing in other mutual funds.
   The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same, except for the Distributor's reduction of distribution and service (12b-1) fees for Class A shares during the first year. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

--------------------------------------------------------------------------------

                  1 YR 3 YRS 5 YRS  10 YRS
  Class A shares  $636  $934 $1,253 $2,155
  Class B shares  $719  $976 $1,259 $2,232
  Class C shares  $417  $769 $1,248 $2,568
  Class Z shares  $118  $368 $  638 $1,409

You would pay the following expenses on the same investment if you did not sell your shares:

--------------------------------------------------------------------------------

                  1 YR 3 YRS 5 YRS  10 YRS
  Class A shares  $636  $934 $1,253 $2,155
  Class B shares  $219  $676 $1,159 $2,232
  Class C shares  $317  $769 $1,248 $2,568
  Class Z shares  $118  $368 $  638 $1,409


--------------------------------------------------------------------------------

6    PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ASSET ALLOCATION
In managing the Fund's asset allocation, the portfolio managers use a quantitative model. They manage the stock portion of the Fund's portfolio using behavioral finance models to select securities they believe to be underpriced, while maintaining a risk profile like the Standard & Poor's 500 Composite Stock Price Index. The bond portion of the portfolio is managed by a team of professionals.

--------------------------------------------------------------------------------

INVESTMENT OBJECTIVE AND POLICIES
The Fund's investment objective is to seek INCOME AND LONG-TERM GROWTH OF CAPITAL by investing in a portfolio of equity, fixed-income and money market securities which is actively managed to capitalize on opportunities created by perceived misvaluation. While we make every effort to achieve our objective, we can't guarantee success.
    In pursuing our objective, we normally invest in a wide variety of equity-related securities, debt securities and money market instruments. The Fund's investments will be actively shifted among these asset classes in order to capitalize on valuation opportunities and to maximize the Fund's total return.
    In addition to common stocks, nonconvertible preferred stocks and convertible securities, equity-related securities include American Depositary Receipts (ADRs); warrants and rights that can be exercised to obtain stock; investments in various types of business ventures, including partnerships and joint ventures; real estate investment trusts (REITs) and similar securities. Convertible securities are securities--like bonds, corporate notes and preferred stocks--that we can convert into the company's common stock or some other equity security. We may buy common stocks of companies of every size-- small, medium and large capitalization.
   Debt obligations include corporate and noncorporate obligations, such as U.S. government securities. The weighted average maturity of the debt securities held by the Fund will normally be between 3 and 30 years. We can invest up to 20% of total assets in debt obligations rated BB or B by Standard & Poor's Ratings Group or Ba or B by Moody's Investors Service, Inc. or the equivalent rating by another major rating service. These lower-rated obligations--also known as "junk bonds"--have a higher risk of default and tend to be less liquid and more volatile than higher-rated

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

obligations. We also may invest in obligations that are not rated, but that we believe are of comparable quality to these obligations.
   We may invest in money market instruments, which include the commercial paper of corporations, certificates of deposit, bankers' acceptances and other obligations of domestic and foreign banks, nonconvertible debt securities (corporate and government), short-term obligations issued or guaranteed by the U.S. government or its agencies or instrumentalities, repurchase agreements and cash (foreign currencies or U.S. dollars). Generally, money market instruments provide a fixed rate of return, but provide less opportunity for capital appreciation than stocks.

U.S. GOVERNMENT SECURITIES
The Fund may invest in securities issued or guaranteed by the U.S. government or by an agency or instrumentality of the U.S. government. Not all U.S. government securities are backed by the full faith and credit of the United States, which means that payment of principal and interest are guaranteed, but market value is not. Some are supported only by the credit of the issuing agency and depend entirely on their own resources to repay their debt.

MORTGAGE-RELATED SECURITIES
We may invest in mortgage-related securities issued or guaranteed by U.S. governmental entities or private entities and in collateralized mortgage obligations (CMOs) issued by private issuers. These securities are usually pass-through instruments that pay investors a share of all interest and principal payments from an underlying pool of fixed or adjustable rate mortgages.
   Mortgage-related securities include CMOs, multi-class pass-through securities and stripped mortgage-backed securities. A CMO is a security backed by an underlying portfolio of mortgages or mortgage-backed securities that may be issued or guaranteed by a bank or by U.S. governmental entities. A MULTI-CLASS PASS-THROUGH SECURITY is an equity interest in a trust composed of underlying mortgage assets. Payments of principal and interest on the mortgage assets and any reinvestment income thereon provide the funds to pay debt service on the CMO or to make scheduled distributions on the multi-class pass-through security. A STRIPPED MORTGAGE-BACKED SECURITY (MBS STRIP) may be issued by U.S. governmental entities or by private institutions. MBS strips take the pieces of a debt


--------------------------------------------------------------------------------

8   PRUDENTIAL ACTIVE BALANCED FUND        [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

security (principal and interest) and break them apart. The resulting securities may be sold separately and may perform differently.
   The values of mortgage-backed securities vary with changes in market interest rates and yields. Such values are particularly sensitive to changes in prepayments of the underlying mortgages. For example, during periods of falling interest rates, prepayments tend to increase as homeowners and others refinance their higher-rate mortgages. These prepayments reduce the anticipated duration of the mortgage-related securities. Conversely, during periods of rising interest rates, prepayments can be expected to decline, which has the effect of extending the anticipated duration at the same time that the value of the securities declines. MBS strips tend to be even more highly sensitive to changes in prepayment and interest rates than mortgage-related securities and CMOs generally.

ASSET-BACKED SECURITIES
We may also invest in asset-backed debt securities. An asset-backed security is another type of pass-through instrument that pays interest based upon the cash flow of an underlying pool of assets, such as automobile loans and credit card receivables. Unlike mortgage-related securities, asset-backed securities are usually not collateralized, which means that if the borrower does not repay the amount loaned when due, the Fund could suffer a loss.

FOREIGN SECURITIES
We may invest up to 15% of the Fund's total assets in foreign equity securities and up to 20% of its total assets in fixed-income securities of foreign issuers. For purposes of the 15% limit, we do not consider ADRs and other similar receipts or shares to be foreign securities.

DERIVATIVE STRATEGIES
We may use various derivative strategies to try to improve the Fund's returns or protect its assets. We cannot guarantee that these strategies will work, that the instruments necessary to implement these strategies will be available or that the Fund will not lose money. Derivatives--such as futures, options, foreign currency forward contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying investment--a security, market

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

index, currency, interest rate or some other benchmark--will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or use any particular instrument. Any derivatives we use may not match the Fund's underlying holdings.

Options. The Fund may purchase and sell put and call options on equity securities, stock indexes and foreign currencies traded on U.S. or foreign securities exchanges or in the over-the-counter market. An OPTION is the right to buy or sell securities or currencies in exchange for a premium. The Fund will sell only covered options.

Futures Contracts and Related Options Foreign Currency Forward Contracts. The Fund may purchase and sell futures contracts on securities, securities indexes, interest rate indexes and foreign currencies, and related options on such futures. A FUTURES CONTRACT is an agreement to buy or sell a set quantity of an underlying product at a future date, or to make or receive a cash payment based on the value of a securities index. The Fund also may enter into foreign currency forward contracts to protect the value of its assets against future changes in the level of foreign exchange rates. A FOREIGN CURRENCY FORWARD CONTRACT is an obligation to buy or sell a given currency on a future date at a set price.

   For more information, see "Investment Risks" and the Statement of Additional Information, "Description of the Funds, Their Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Fund. To obtain a copy, see the back cover page of this prospectus.
   The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board can change investment policies that are not fundamental.

OTHER INVESTMENTS AND STRATEGIES
In addition to the principal strategies, we also may use the following investment strategies to try to increase the Fund's returns or protect its assets if market conditions warrant.



--------------------------------------------------------------------------------

10 PRUDENTIAL ACTIVE BALANCED FUND         [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

REPURCHASE AGREEMENTS
The Fund may also use REPURCHASE AGREEMENTS, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund and is, in effect, a loan by the Fund.

REVERSE REPURCHASE AGREEMENTS AND FORWARD ROLLS
The Fund may enter into REVERSE REPURCHASE AGREEMENTS and FORWARD ROLLS. When the Fund enters into a reverse repurchase agreement, the Fund borrows money on a temporary basis by selling a security with an obligation to repurchase it at an agreed-upon price and time.
   When the Fund enters into a dollar roll, the Fund sells securities to be delivered in the current month and repurchases the same or substantially similar (same type and coupon) securities to be delivered on a specified future date by the same party. The Fund is paid the difference between the current sales price and the forward price for the future purchase as well as the interest earned on the cash proceeds of the initial sale.

MONEY MARKET INSTRUMENTS
In response to adverse market, economic or political conditions, we may temporarily invest up to 100% of the Fund's assets in high-quality foreign or domestic money market instruments. Investing heavily in these securities limits our ability to achieve capital appreciation, but can help to preserve the Fund's assets when the equity markets are unstable.
   The Fund also may temporarily hold cash or invest in high-quality foreign or domestic money market instruments pending investment of proceeds from new sales of Fund shares or to meet ordinary daily cash needs.

ADDITIONAL STRATEGIES
The Fund also follows certain policies when it BORROWS MONEY (the Fund can borrow up to 30% of the value of its total assets); LENDS ITS SECURITIES to others (the Fund can lend up to 30% of the value of its total assets including collateral received in the transaction); and HOLDS ILLIQUID SECURITIES (the Fund may hold up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions on resale, those without a readily available market and repurchase agreements with maturities longer than seven days). The Fund is subject to certain

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

PORTFOLIO TURNOVER
As a result of the strategies described above, the Fund may have an annual portfolio turnover rate of over 100%. Portfolio turnover is generally the percentage found by dividing the lesser of portfolio purchases or sales by the monthly average value of the portfolio. High portfolio turnover (100% or more) results in higher brokerage commissions and other transaction costs and can affect the Fund's performance. It also can result in a greater amount of distributions as ordinary income rather than long-term capital gains.

INVESTMENT RISKS
As noted, all investments involve risk, and investing in the Fund is no exception. Since the Fund's holdings can vary significantly from broad market indexes, performance of the Fund can deviate from performance of the indexes. This chart outlines the key risks and potential rewards of the Fund's principal investments and certain other non-principal investments the Fund may make. See, too, "Description of the Funds, Their Investments and Risks" in the SAI.

---------------------
 INVESTMENT TYPE     -----------------------------------------------------
 % OF FUND'S TOTAL
 ASSETS                  RISKS                  POTENTIAL REWARDS
 -------------------------------------------------------------------------
 EQUITY-RELATED        . Individual stocks    . Historically,
 SECURITIES              could lose value       stocks have
 40-75%                                         outperformed
                       . The equity             other
                         markets could go       investments over
                         down, resulting        the long term
                         in a decline in
                         value of the         . Generally,
                         Fund's                 economic growth
                         investments            means higher
                                                corporate
                       . Companies that         profits, which
                         pay dividends may      lead to an
                         not do so if they      increase in
                         don't have             stock prices,
                         profits or             known as capital
                         adequate cash          appreciation
                         flow
                                              . May be a source
                       . Changes in             of dividend
                         economic or            income
                         political
                         conditions, both     . The Fund's asset
                         domestic and           allocation
                         international,         strategy may
                         may result in a        provide stable
                         decline in value       returns
                         of the Fund's
                         investments
                       . The Fund may
                         invest the bulk
                         of its assets in
                         an asset category
                         that is out of
                         favor, which
                         could result in
                         losses if stock
                         prices fall

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

12   PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL        RISKS                 POTENTIAL REWARDS
 ASSETS

 FIXED-INCOME          . The Fund's           . Regular interest
 OBLIGATIONS             holdings, share        income
 25-60%                  price and total
                         return may           . High-quality
                         fluctuate in           debt obligations
                         response to bond       are generally
                         market movements       more secure than
                                                stocks since
                       . Credit risk--the       companies must
                         risk that the          pay their debts
                         default of an          before they pay
                         issuer would           dividends
                         leave the Fund       . Most bonds will
                         with unpaid            rise in value
                         interest or            when interest
                         principal. The         rates fall
                         lower a bond's
                         quality, the         . Bonds have
                         higher its             generally
                         potential              outperformed
                         volatility             money market
                                                instruments over
                       . Market risk--the       the long term,
                         risk that the          with less risk
                         market value of        than stocks
                         an investment may
                         move up or down,     . Investment-grade
                         sometimes rapidly      bonds have a
                         or unpredictably.      lower risk of
                         Market risk may        default than
                         affect an              junk bonds
                         industry, a
                         sector, or the       . Junk bonds offer
                         market as a whole      higher yields
                                                and higher
                       . Interest rate          potential gains
                         risk--the risk         than investment-
                         that the value of      grade bonds
                         most bonds will
                         fall when
                         interest rates
                         rise. The longer
                         a bond's maturity
                         and the lower its
                         credit quality,
                         the more its
                         value typically
                         falls. It can
                         lead to price
                         volatility

                       . Junk bonds have a
                         higher risk of
                         default, tend to
                         be less liquid
                         and may be more
                         difficult to
                         value

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL        RISKS                 POTENTIAL REWARDS
 ASSETS

 MORTGAGE-RELATED      . Prepayment risk--    . Regular interest
 SECURITIES              the risk that the      income
                         underlying
 Up to 60%               mortgage may be      . The U.S.
                         pre- paid              government
                         partially or           guarantees
                         completely,            interest and
                         generally during       principal
                         periods of             payments on
                         falling interest       certain
                         rates, which           securities
                         could adversely
                         affect yield to      . May benefit from
                         maturity and           security
                         could require the      interest in real
                         Fund to reinvest       estate
                         in lower-yielding      collateral
                         securities
                                              . Pass-through
                       . Credit risk--the       instruments
                         risk that the          provide greater
                         underlying             diversification
                         mortgages will         than direct
                         not be paid by         ownership of
                         debtors or by          loans
                         credit insurers
                         or guarantors of
                         such instruments.
                         Some mortgage
                         securities are
                         unsecured or
                         secured by lower-
                         rated insurers or
                         guarantors and
                         thus may involve
                         greater risk

                       . See market risk
                         and interest rate
                         risk

--------------------------------------------------------------------------------

 ASSET-BACKED          . See prepayment       . Regular interest
 SECURITIES              risk                   income

 Up to 60%             . The security         . Prepayment risk
                         interest in the        is generally
                         underlying             lower than with
                         collateral may         mortgage-related
                         not be as great        securities
                         as with mortgage-
                         related              . Pass-through
                         securities             instruments
                                                provide greater
                       . Credit risk--the       diversification
                         risk that the          than direct
                         underlying             ownership of
                         receivables will       loans
                         not be paid by
                         debtors or by
                         credit insurers
                         or guarantors of
                         such instruments.
                         Some asset-backed
                         securities are
                         unsecured or
                         secured by lower-
                         rated insurers or
                         guarantors and
                         thus may involve
                         greater risk

                       . See market risk
                         and interest rate
                         risk
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

14   PRUDENTIAL ACTIVE BALANCED FUND     [GRAPHIC]    (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL        RISKS                 POTENTIAL REWARDS
 ASSETS

 FOREIGN               . Foreign markets,     . Investors can
 SECURITIES              economies and          participate in
                         political systems      foreign markets
 Up to 35%               may not be as          and invest in
                         stable as in the       companies
                         U.S.                   operating in
                                                those markets
                       . Currency risk--      . May profit from
                         changing values        changing values
                         of foreign             of foreign
                         currencies can         currencies
                         cause losses
                                              . Opportunities
                       . May be less            for
                         liquid than U.S.       diversification
                         stocks and bonds
                       . Differences in
                         foreign laws,
                         accounting
                         standards, public
                         information,
                         custody and
                         settlement
                         practices provide
                         less reliable
                         information on
                         foreign
                         investments and
                         involve more risk
                       . Year 2000
                         conversion may be
                         more of a problem
                         for some foreign
                         issuers

--------------------------------------------------------------------------------

 REVERSE               . May magnify          . May magnify
 REPURCHASE              underlying             underlying
 AGREEMENTS AND          investment losses      investment gains
 FORWARD ROLLS

                       . Investment costs
                         may exceed
 Up to 30%               potential
                         underlying
                         investment gains

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund Invests
--------------------------------------------------------------------------------

 INVESTMENT TYPE (CONT'D)
 % OF FUND'S TOTAL
 ASSETS                   RISKS                 POTENTIAL REWARDS
--------------------------------------------------------------------------------
 DERIVATIVES           . Derivatives such     . The Fund could
                         as futures,            make money and
 Percentage varies       options and            protect against
                         foreign currency       losses if the
                         forward contracts      investment
                         that are used for      analysis proves
                         hedging purposes       correct
                         may not fully
                         offset the           . Derivatives that
                         underlying             involve leverage
                         positions and          could generate
                         this could result      substantial
                         in losses to the       gains at low
                         Fund that would        cost
                         not have
                         otherwise            . One way to
                         occurred               manage the
                                                Fund's
                       . Derivatives used       risk/return
                         for risk               balance is to
                         management may         lock in the
                         not have the           value of an
                         intended effects       investment ahead
                         and may result in      of time
                         losses or missed
                         opportunities

                       . The other party
                         to a derivatives
                         contract could
                         default

                       . Derivatives that
                         involve leverage
                         could magnify
                         losses

                       . Certain types of
                         derivatives
                         involve costs to
                         the Fund that can
                         reduce returns

--------------------------------------------------------------------------------

 U.S. GOVERNMENT       . Limits potential     . May preserve the
 SECURITIES              for capital            Fund's assets
                         appreciation
                                              . Regular interest
 25-60%                . See market risk,       income
                         credit risk and
                         interest rate        . Generally more
                         risk                   secure than
                                                lower quality
                       . Not all U.S            debt securities
                         government             and equity
                         securities are         securities
                         insured by the
                         U.S. government,     . Principal and
                         but only by the        interest may be
                         issuing agency         guaranteed by
                                                the U.S.
                                                government

--------------------------------------------------------------------------------

 MONEY MARKET          . Limits potential     . May preserve the
 INSTRUMENTS             for capital            Fund's assets
                         appreciation
 Up to 35% under
 normal                . See credit risk
 circumstances           and market risk
 Up to 100%
 temporarily



--------------------------------------------------------------------------------

 ILLIQUID              . May be difficult     . May offer a more
 SECURITIES              to value               attractive yield
                         precisely              or potential for
 Up to 15% of net                               growth than more
 assets                . May be difficult       widely traded
                         to sell at the         securities
                         time or price
                         desired

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

16   PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]   (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund is Managed
--------------------------------------------------------------------------------

BOARD OF DIRECTORS
The Company's Board of Directors oversees the actions of the Manager, Investment Adviser and Distributor and decides on general policies. The Board also oversees the Company's officers, who conduct and supervise the daily business operations of the Fund.

MANAGER
PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NJ 07102-4077

   Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. PIFM also is responsible for supervising the Fund's investment adviser. For the fiscal year ended September 30, 1999, the Fund paid PIFM management fees of .65% of the Fund's average net assets.
   PIFM and its predecessors have served as manager or administrator to investment companies since 1987. As of October 31, 1999, PIFM served as the manager to all 46 of the Prudential mutual funds, and as manager or administrator to 22 closed-end investment companies, with aggregate assets of approximately $72 billion.

INVESTMENT ADVISER
The Prudential Investment Corporation, called Prudential Investments, is the Fund's investment adviser. Its address is Prudential Plaza, 751 Broad Street, Newark, NJ 07102 and has served as an investment adviser to investment companies since 1984. PIFM has responsibility for all investment advisory services, supervises Prudential Investments and reimburses Prudential Investments for its reasonable costs and expenses.

PORTFOLIO MANAGERS
JAMES SCOTT, PH.D., is a Senior Managing Director of Prudential Investments Quantitative Management, a unit of Prudential Investments. He has been a portfolio manager for the Fund since June 1998. Mr. Scott has managed balanced and equity portfolios for Prudential's pension plans and several institutional clients since 1987. Mr. Scott has 23 years of

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   How the Fund is Managed
--------------------------------------------------------------------------------

investment experience. He received a B.A. from Rice University and an M.S. and Ph.D. from Carnegie Mellon University.
   MARK STUMPP, PH.D., is a Senior Managing Director of Prudential Investments. He also has been a portfolio manager for the Fund since June 1998. He chairs the Quantitative Management Group's Investment Policy Committee and is responsible for its model portfolio. Mr. Stumpp developed and oversees the methodology underlying the group's actively managed equity portfolios. Mr. Stumpp has managed mutual fund portfolios since 1995 and has managed investment portfolios for over 11 years. Mr. Stumpp received a B.A. from Boston University and an M.A. and Ph.D. from Brown University.
   Prudential Investments' Fixed Income Liquidity Team, headed by Michael Lillard, is primarily responsible for overseeing the day-to-day management of the fixed-income portion of the Fund. The Team uses a bottom-up approach, which focuses on individual securities, while staying within the guidelines of the Fixed Income Investment Policy Committee and the Fund's investment restrictions and policies. In addition, a credit research team of analysts supports the Team using bottom-up fundamentals, as well as economic and industry trends. Other sector teams may contribute to securities selection when appropriate.

DISTRIBUTOR
Prudential Investment Management Services LLC (PIMS) distributes the Fund's shares under a Distribution Agreement with the Fund. The Fund has Distribution and Service Plans under Rule 12b-1 of the Investment Company Act. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Fund's Class A, B, C and Z shares and provides certain shareholder support services. The Fund pays distribution and other fees to PIMS as compensation for its services for each class of shares other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" tables.

YEAR 2000 READINESS DISCLOSURE
The services provided to the Fund and the shareholders by the Manager, the Distributor, the Transfer Agent and the Custodian depend on the smooth functioning of their computer systems and those of outside service providers. Many computer software systems in use today cannot distinguish


--------------------------------------------------------------------------------

18 PRUDENTIAL ACTIVE BALANCED FUND         [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   How the Fund is Managed
--------------------------------------------------------------------------------

the year 2000 from the year 1900 because of the way dates are encoded and calculated. Such an event could have a negative impact on handling securities trades, payments of interest and dividends, pricing and account services. Although, at this time, there can be no assurance that there will be no adverse impact on the Fund, the Manager, the Distributor, the Transfer Agent and the Custodian have advised the Fund that they have been actively working on necessary changes to their computer systems to prepare for the year 2000. The Company and its Board receive, and have received since early 1998, satisfactory quarterly reports from the principal service providers as to their preparations for year 2000 readiness, although there can be no assurance that the service providers (or other securities market participants) will successfully complete the necessary changes in a timely manner. Moreover, the Fund at this time has not considered retaining alternative service providers or directly undertaken efforts to achieve year 2000 readiness, the latter of which would involve substantial expenses without an assurance of success.
   Additionally, issuers of securities generally, as well as those purchased by the Fund, may confront year 2000 compliance issues which, if material and not resolved, could have an adverse impact on securities markets and/ or a specific issuer's performance and could result in a decline in the value of the securities held by the Fund.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund distributes DIVIDENDS of ordinary income and any realized net CAPITAL GAINS to shareholders. These distributions are subject to taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA), or some other qualified tax-deferred plan or account. Dividends and distributions from the Fund also may be subject to state and local income tax in the state where you live.
   Also, if you sell shares of the Fund for a profit, you may have to pay capital gains taxes on the amount of your profit, again unless you hold your shares in a qualified tax-deferred plan or account.
   The following briefly discusses some of the important federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS
The Fund distributes DIVIDENDS of any net investment income to shareholders typically once a year. For example, if the Fund owns ACME Corp. stock and the stock pays a dividend, the Fund will pay out a portion of this dividend to its shareholders, assuming the Fund's income is more than its costs and expenses. The dividends you receive from the Fund will be taxed as ordinary income whether or not they are reinvested in the Fund.
   The Fund also distributes realized net CAPITAL GAINS to shareholders-- typically once a year. Capital gains are generated when the Fund sells its assets for a profit. For example, if the Fund bought 100 shares of ACME Corp. stock for a total of $1,000 and more than one year later sold the shares for a total of $1,500, the Fund has net long-term capital gains of $500, which it will pass on to shareholders (assuming the Fund's total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Fund holds the security--if a security is held more than one year before it is sold, LONG-TERM capital gains are taxed at the rate of 20%, but if the security is held one year or less, SHORT-TERM capital gains are taxed at ordinary income rates of up to 39.6%. Different rates apply to corporate shareholders.
   For your convenience, Fund distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Fund without any sales charge. If you ask us to pay the distributions in cash, we will send you a check if your


--------------------------------------------------------------------------------

20   PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

account is with the Transfer Agent. Otherwise, if your account is with a broker, you will receive a credit to your account. Either way, the distributions may be subject to taxes, unless your shares are held in a qualified tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES
FORM 1099
Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Fund as part of a qualified tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you take any distributions from your qualified tax-deferred plan or account.
   Fund distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders are eligible for the 70% dividends- received deduction for certain dividends.

WITHHOLDING TAXES
If federal tax law requires you to provide the Fund with your tax identification number and certifications as to your tax status, and you fail to do this, or if you are otherwise subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.

IF YOU PURCHASE JUST BEFORE RECORD DATE
If you buy shares of the Fund just before the record date (the date that determines who receives the distribution), that distribution will be paid to you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well since you bought

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

shares one day and soon thereafter received a distribution. That is not so because when dividends are paid out, the value of each share of the Fund decreases by the amount of the dividend to reflect the payout although this may not be apparent because the value of each share of the Fund also will be affected by the market changes, if any. The distribution you receive makes up for the decrease in share value. However, the timing of your purchase does mean that part of your investment came back to you as taxable income.

QUALIFIED OR TAX-DEFERRED RETIREMENT PLANS
Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax-free. Please contact your financial adviser for information on a variety of Prudential mutual funds that are suitable for retirement plans offered by Prudential.

IF YOU SELL OR EXCHANGE YOUR SHARES

If you sell any shares of the Fund for a profit, you have REALIZED A CAPITAL GAIN, which is subject to tax unless you hold shares in a qualified tax-deferred plan or account. The amount of tax you pay depends on how long you owned your shares. If you sell shares ofthe Fund for a loss, you may have a capital loss, which you may use to offset certain capital gains you have.
   If you sell shares and realize a loss, you will not be permitted to use the loss to the extent you replace the shares (including pursuant to the reinvestment of a dividend) within a 61-day period (beginning 30 days before the sale of the shares). If you acquire shares of the Fund and sell your shares within 90 days, you may not be allowed to include certain charges incurred in acquiring the shares for purposes of calculating gain or loss realized upon the sale of the shares.

----------------------------------------
[CHART]
                   CAPITAL GAIN
              +$   (taxes owed)
RECEIPTS
FROM        $        OR
SALE
              -$   CAPITAL LOSS
                   (offset against gain)

----------------------------------------



--------------------------------------------------------------------------------

22   PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   Fund Distributions and Tax Issues
--------------------------------------------------------------------------------

   Exchanging your shares of the Fund for the shares of another Prudential mutual fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.
   Any gain or loss you may have from selling or exchanging Fund shares will not be reported on Form 1099; however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold your shares in a qualified tax-deferred plan or account, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange--Fund shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES
We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the Internal Revenue Service. For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Seven Years" in the next section.

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

HOW TO BUY SHARES
STEP 1: OPEN AN ACCOUNT
If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Fund for you, call Prudential Mutual Fund Services LLC (PMFS) at (800) 225-1852, or contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: INVESTMENT SERVICES
P.O. BOX 15020
NEW BRUNSWICK, NJ 08906-5020

   To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. For additional information about purchasing shares of the Fund, see the back cover page of this prospectus. We have the right to reject any purchase order (including an exchange into the Fund) or suspend or modify the Fund's sale of its shares.

STEP 2: CHOOSE A SHARE CLASS
Individual investors can choose among Class A, Class B, Class C and Class Z shares of the Fund, although Class Z shares are available only to a limited group of investors.
   Multiple share classes let you choose a cost structure that better meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why it is called a Contingent Deferred Sales Charge or CDSC), but the operating expenses each year are higher than Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.
   When choosing a share class, you should consider the following:
  . The amount of your investment
  . The length of time you expect to hold the shares and the impact of varying distribution fees


--------------------------------------------------------------------------------

24   PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]  (800) 225-1852

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

  . The different sales charges that apply to each share class-- Class A's front-end sales charge vs. Class B's CDSC vs. Class C's low front-end sales charge and low CDSC
  . Whether you qualify for any reduction or waiver of sales charges
  . The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase
  . Whether you qualify to purchase Class Z shares.
   See "How to Sell Your Shares" for a description of the impact of CDSCs.

Share Class Comparison. Use this chart to help you compare the Fund's different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.

--------------------------------------------------------------------------------

                            CLASS A          CLASS B         CLASS C          CLASS Z
  Minimum purchase          $1,000           $1,000          $2,500           None
  amount/1/
  Minimum amount for        $100             $100            $100             None
  subsequent purchases/1/
  Maximum initial sales     5% of the public None            1% of the public None
  charge                    offering price                   offering price
  Contingent Deferred       None             If sold during: 1% on sales      None
  Sales Charge                               Year 1       5% made within
  (CDSC)/2/                                  Year 2       4% 18 months of
                                             Year 3       3% purchase/2/
                                             Year 4       2%
                                             Years 5/6    1%
                                             Year 7       0%
  Annual distribution and   .30 of 1%        1%              1%                None
  service (12b-1) fees      (.25 of 1%
  shown as a percentage of  currently)
  average net assets/3/

1 The minimum investment requirements do not apply to certain retirement and employee savings plans and custodial accounts for minors. The minimum initial and subsequent investment for purchases made through the Automatic Investment Plan is $50. For more information, see "Additional Shareholder Services--Automatic Investment Plan."
2 For more information about the CDSC and how it is calculated, see "How to Sell Your Shares-- Contingent Deferred Sales Charge (CDSC)." Class C shares bought before November 2, 1998, have a 1% CDSC if sold within one year.
3 These distribution fees are paid from the Fund's assets on a continuous basis. Over time, the fees will increase the cost of your investment and may cost you more than paying other types of sales charges. The service fee for Class A, Class B and Class C shares is .25 of 1%. The distribution fee for Class A shares is limited to .30 of 1% (including the .25 of 1% service fee) and is .75 of 1% for Class B and Class C shares. For the fiscal year ending September 30, 2000, the Distributor of the Fund has contractually agreed to reduce its distribution and service (12b-1) fees for Class A shares to .25 of 1% of the average daily net assets of the Class A shares.

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE
The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

Increase the Amount of Your Investment. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows you how the sales charge decreases as the amount of your investment increases.

--------------------------------------------------------------------------------

                         SALES CHARGE AS %  SALES CHARGE AS %      DEALER
  AMOUNT OF PURCHASE     OF OFFERING PRICE OF AMOUNT INVESTED REALLOWANCE
  Less than $25,000                  5.00%              5.26%       4.75%
  $25,000 to $49,999                 4.50%              4.71%       4.25%
  $50,000 to $99,999                 4.00%              4.17%       3.75%
  $100,000 to $249,999               3.25%              3.36%       3.00%
  $250,000 to $499,999               2.50%              2.56%       2.40%
  $500,000 to $999,999               2.00%              2.04%       1.90%
  $1 million and above*               None               None        None

* If you invest $1 million or more, you can buy only Class A shares, unless you qualify to buy Class Z shares.

   To satisfy the purchase amounts above, you can:
  . Invest with an eligible group of related investors
  . Buy Class A shares of two or more Prudential mutual funds at the same time
  . Use your RIGHTS OF ACCUMULATION, which allow you to combine the current value of Prudential mutual fund shares you already own with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent if you qualify for Rights of Accumulation)
  . Sign a LETTER OF INTENT, stating in writing that you or an eligible group of related investors will purchase a certain amount of shares in the Fund and other Prudential mutual funds within 13 months.

   The Distributor may reallow Class A's sales charge to dealers.

Benefit Plans. Certain group retirement and savings plans may purchase Class A shares without the initial sales charge if they meet the required


--------------------------------------------------------------------------------

26   PRUDENTIAL ACTIVE BALANCED FUND       [GRAPHIC]  (800) 225-1852

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at
(800) 353-2847.

Mutual Fund Programs. The initial sales charge will be waived for investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:
  . Mutual fund "wrap" or asset allocation programs where the sponsor places
    Fund trades and charges its clients a management, consulting or other fee for its services, or
  . Mutual fund "supermarket" programs where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

   Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

Other Types of Investors. Other investors pay no sales charge, including certain officers, employees or agents of Prudential and its affiliates, the Prudential mutual funds, the subadvisers of the Prudential mutual funds and registered representatives and employees of brokers that have entered into a selected dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

WAIVING CLASS C'S INITIAL SALES CHARGE
Benefit Plans. Certain group retirement plans may purchase Class C shares without the initial sales charge. For more information, call Prudential at
(800) 353-2847.


--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

Investment of Redemption Proceeds from Other Investment Companies. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated (Prudential Securities) or one of its affiliates. Such purchases must be made within 60 days of the redemption. To qualify for this waiver, you must do one of the following:
  . Purchase your shares through an account at Prudential Securities, . Purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation, or
  . Purchase your shares through another broker.

   This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify either the Transfer Agent or your broker. The Transfer Agent may require any supporting documents it considers appropriate.

QUALIFYING FOR CLASS Z SHARES
Benefit Plans. Certain group retirement plans may purchase Class Z shares if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

Mutual Fund Programs. Class Z shares also can be purchased by participants in any fee-based program or trust program sponsored by Prudential or an affiliate that includes the Fund as an available option. Class Z shares also can be purchased by investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:
  . Mutual fund "wrap" or asset allocation programs where the sponsor places
    Fund trades, links its clients' accounts to a master account in the sponsor's name and charges its clients a management, consulting or other fee for its services, or
  . Mutual fund "supermarket" programs where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.


--------------------------------------------------------------------------------

28   PRUDENTIAL ACTIVE BALANCED FUND       [GRAPHIC]  (800) 225-1852

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


   Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

Other Types of Investors. Class Z shares also can be purchased by any of the following:
  . Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option,
  . Current and former Directors/Trustees of the Prudential mutual funds
    (including the Company), and
  . Prudential, with an investment of $10 million or more.

   In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares and a finder's fee for Class A or Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY SEVEN YEARS
If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you purchased with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than for Class B shares, converting to Class A shares lowers your Fund expenses.
   When we do the conversion, you will get fewer Class A shares than the number of converted Class B shares if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares-- Conversion Feature--Class B Shares."

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MUTUAL FUND SHARES
The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example, if Fund XYZ holds ACME Corp. stock in its portfolio and the price of ACME stock goes up while the value of the fund's other holdings remains the same and expenses don't change, the NAV of Fund XYZ will increase.

--------------------------------------------------------------------------------

STEP 3: UNDERSTANDING THE PRICE YOU'LL PAY
The price you pay for each share of the Fund is based on the share value. The share value of a mutual fund--known as the NET ASSET VALUE or NAV--is determined by a simple calculation: it's the total value of the Fund (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by Fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund--or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Company's Board. Most national newspapers report the NAVs of most mutual funds, which allows investors to check the price of mutual funds daily.
   We determine the NAV of our shares once each business day at 4:15 p.m. New York Time on days that the New York Stock Exchange (NYSE) is open for trading. The NYSE is closed on national holidays and Good Friday. Because the Fund invests in foreign securities, its NAV can change on days when you cannot buy or sell shares. We do not determine the NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect the NAV.

What Price Will You Pay for Shares of the Fund?
For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no up-front sales charges for these share classes). Your broker may charge you a separate or additional fee for purchases of shares.

--------------------------------------------------------------------------------

30   PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]  (800) 225-1852

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


STEP 4: ADDITIONAL SHAREHOLDER SERVICES
As a Fund shareholder, you can take advantage of the following services and privileges:

Automatic Reinvestment. As we explained in the "Fund Distributions and Tax Issues" section, the Fund pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: ACCOUNT MAINTENANCE
P.O. BOX 15015
NEW BRUNSWICK, NJ 08906-5015

Automatic Investment Plan. You can make regular purchases of the Fund for as little as $50 by having the funds automatically withdrawn from your bank or brokerage account at specified intervals.

Retirement Plan Services. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs or SEP IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLES, SEP plans, Keoghs, 403(b) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.

The PruTector Program. Optional group term life insurance--which protects the value of your Prudential mutual fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. Eligible investors who apply for PruTector coverage after the initial 6-month enrollment period will need to provide satisfactory evidence of insurability. This insurance is subject to other restrictions and is not available in all states.

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

Systematic Withdrawal Plan. A systematic withdrawal plan is available that will provide you with monthly, quarterly, semi-annual or annual redemption checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

Reports to Shareholders. Every year we will send you an annual report (along with an updated prospectus) and a semi-annual report, which contain important financial information about the Fund. To reduce Fund expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.

HOW TO SELL YOUR SHARES
You can sell your shares of the Fund for cash (in the form of a check) at any time, subject to certain restrictions.
   When you sell shares of the Fund--also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, your broker must receive your order to sell by 4:15 p.m. New York Time to process the sale on that day. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: REDEMPTION SERVICES
P.O. BOX 15010
NEW BRUNSWICK, NJ 08906-5010

   Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can take up to 10 days from the purchase date. You can avoid delay if you purchase shares by wire, certified check or cashier's check. Your broker may charge you a separate or additional fee for sales of shares.


--------------------------------------------------------------------------------

32   PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]  (800) 225-1852

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------


RESTRICTIONS ON SALES
There are certain times when you may not be able to sell shares of the Fund, or when we may delay paying you the proceeds from a sale. This may happen during unusual market conditions or emergencies when the Fund can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."
   If you are selling more than $100,000 of shares, you want the check sent to someone or some place that is not in our records or you are a business or a trust and you hold your shares directly with the Transfer Agent, you will need to have the signature on your sell order signature guaranteed by an "eligible guarantor institution." An "eligible guarantor institution" includes any bank, broker-dealer or credit union. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares--Signature Guarantee."

CONTINGENT DEFERRED SALES CHARGE (CDSC)
If you sell Class B shares within six years of purchase or Class C shares within 18 months of purchase (one year for Class C shares purchased before November 2, 1998), you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:
  . Amounts representing shares you purchased with reinvested dividends and distributions
  . Amounts representing the increase in NAV above the total amount of payments for shares made during the past six years for Class B shares and 18 months for Class C shares (one year for Class C shares purchased before November 2, 1998)
  . Amounts representing the cost of shares held beyond the CDSC period (six years for Class B shares and 18 months for Class C shares).

   Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.
   Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

representing the cost of shares held for the longest period of time within the applicable CDSC period.
   As we noted before in the "Share Class Comparison" chart, the CDSC for Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth and 1% in the fifth and sixth years. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares-- which is applied to shares sold within 18 months of purchase (one year for Class C shares purchased before November 2, 1998). For both Class B and Class C shares, the CDSC is calculated based on the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.
   The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund.

WAIVER OF THE CDSC--CLASS B SHARES
The CDSC will be waived if the Class B shares are sold:
  . After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares owned in joint tenancy, provided the shares were purchased before the death or disability
  . To provide for certain distributions--made without IRS penalty-- from a tax-deferred retirement plan, IRA or Section 403(b) custodial account
  . On certain sales from a Systematic Withdrawal Plan.

   For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Waiver of Contingent Deferred Sales Charge--Class B Shares."

WAIVER OF THE CDSC--CLASS C SHARES
Benefit Plans. The CDSC will be waived for redemptions by certain group retirement plans for which Prudential or brokers not affiliated with Prudential provide administrative or recordkeeping services. The CDSC also


--------------------------------------------------------------------------------

34   PRUDENTIAL ACTIVE BALANCED FUND    [GRAPHIC]   (800) 225-1852

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

will be waived for certain redemptions by benefit plans sponsored by Prudential and its affiliates. For more information, call Prudential at (800) 353-2847.

REDEMPTION IN KIND
If the sales of Fund shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Fund's net assets, we can then give you securities from the Fund's portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS
If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Fund's expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA or some other qualified tax-deferred plan or account.

90-DAY REPURCHASE PRIVILEGE
After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Fund without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your new account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

RETIREMENT PLANS
To sell shares and receive a distribution from a retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution

--------------------------------------------------------------------------------

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.

HOW TO EXCHANGE YOUR SHARES
You can exchange your shares of the Fund for shares of the same class in certain other Prudential mutual funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Fund for Class A shares of another Prudential mutual fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, at redemption the CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.
   If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
ATTN: EXCHANGE PROCESSING
P.O. BOX 15010
NEW BRUNSWICK, NJ 08906-5010

   There is no sales charge for such exchanges. However, if you exchange--and then sell--Class B shares within approximately six years of your original purchase or Class C shares within 18 months of your original purchase, you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding period for CDSC liability.
   Remember, as we explained in the section entitled "Fund Distributions and Tax Issues--If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."


--------------------------------------------------------------------------------

36  PRUDENTIAL ACTIVE BALANCED FUND      [GRAPHIC]  (800) 225-1852

   How to Buy, Sell and
--------------------------------------------------------------------------------
   Exchange Shares of the Fund
--------------------------------------------------------------------------------

   If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.

FREQUENT TRADING
Frequent trading of Fund shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Fund's investments. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Fund's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because we cannot predict how much cash the Fund will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The decision may be based upon dollar amount, volume and frequency of trading. The Fund may notify a market timer of rejection of an exchange or purchase order after the day the order is placed. If the Fund allows a market timer to trade Fund shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Financial Highlights
--------------------------------------------------------------------------------

The financial highlights will help you evaluate the Fund's financial performance. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Fund, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.
   Review each chart with the financial statements and report of independent accountants, which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.

CLASS A SHARES
The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.

  CLASS A SHARES (FISCAL PERIODS ENDED 9-30)
---------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE                1999   1998  1997/1/
  NET ASSET VALUE, BEGINNING OF PERIOD         $13.29 $14.41   $13.40
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                           .31    .44   .21/2/
  Net realized and unrealized gain (loss) on
  investment transactions                        1.69  (.20)     1.97
  TOTAL FROM INVESTMENT OPERATIONS               2.00    .24     2.18
---------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income          (.30)  (.32)    (.39)
  Distributions from net realized gains        (1.74) (1.04)    (.78)
  TOTAL DISTRIBUTIONS                          (2.04) (1.36)   (1.17)
  NET ASSET VALUE, END OF PERIOD               $13.25 $13.29   $14.41
  TOTAL RETURN/4/                              16.07%  1.93%   17.48%
---------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                       1999   1998  1997/1/
  NET ASSETS, END OF PERIOD (000)             $10,397 $3,218     $990
  Average net assets (000)                     $6,918 $2,090     $100
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution fees/5/      1.41%  1.28% 1.31%/3/
  Expenses, excluding distribution fees         1.16%  1.03% 1.06%/3/
  Net investment income                         2.29%  2.72% 2.69%/3/
  Portfolio turnover                             230%   256%      50%

--------------------------------------------------------------------------------
1 On 11-7-96, Prudential Active Balanced Fund, a series of Prudential Dryden
  Fund, first offered its Class A shares. Its assets and liabilities were acquired by the Fund, Class A shares for Class A shares, on 1-23-98. Immediately prior to this transfer, the Fund had no assets. The Fund is the accounting survivor to Prudential Active Balanced Fund and, as such, financial data is shown from 11-7-96.
2 Calculated based upon weighted average shares outstanding during the period.
3 Annualized.
4 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total returns for periods of less than one year are not annualized.
5 The Distributor of the Fund agreed to limit its distribution fees to .25 of 1% of the average daily net assets of the Class A shares.


--------------------------------------------------------------------------------

38   PRUDENTIAL ACTIVE BALANCED FUND       [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   Financial Highlights
--------------------------------------------------------------------------------

CLASS B SHARES
The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.

  CLASS B SHARES (FISCAL PERIODS ENDED 9-30)
---------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE                 1999   1998     1997/1/
  NET ASSET VALUE, BEGINNING OF PERIOD          $13.22 $14.34   $13.40
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                            .19    .27      .19/2/
  Net realized and unrealized gain (loss) on
  investment transactions                         1.69   (.14)    1.92
  TOTAL FROM INVESTMENT OPERATIONS                1.88    .13     2.11
----------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income            (.19)  (.21)    (.39)
  Distributions from net realized gains          (1.74) (1.04)    (.78)
  TOTAL DISTRIBUTIONS                            (1.93) (1.25)   (1.17)
  NET ASSET VALUE, END OF PERIOD                $13.17 $13.22   $14.34
  TOTAL RETURN/4/                                15.12%  1.10%   16.91%
---------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                        1999   1998     1997/1/
  NET ASSETS, END OF PERIOD (000)              $10,979 $3,038     $213
  Average net assets (000)                      $7,018 $1,285      $71
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution fees           2.16%  2.03%    2.06%/3/
  Expenses, excluding distribution fees           1.16%  1.03%    1.06%/3/
  Net investment income                           1.54%  1.95%    1.94%/3/
  Portfolio turnover                               230%   256%      50%

--------------------------------------------------------------------------------

1 On 11-7-96, Prudential Active Balanced Fund, a series of Prudential Dryden
  Fund, first offered its Class B shares. Its assets and liabilities were acquired by the Fund, Class B shares for Class B shares, on 1-23-98. Immediately prior to the transfer, the Fund had no assets. The Fund is the accounting survivor to Prudential Active Balanced Fund and, as such, financial data is shown from 11-7-96.
2 Calculated based upon weighted average shares outstanding during the period. 3 Annualized.
4 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total returns for periods of less than one year are not annualized.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Financial Highlights
--------------------------------------------------------------------------------

CLASS C SHARES
The financial highlights were audited by PricewaterhouseCoopers LLP, independent accountants, whose report was unqualified.

  CLASS C SHARES (FISCAL PERIODS ENDED 9-30)
-------------------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE                          1999   1998  1997/1/
  NET ASSET VALUE, BEGINNING OF PERIOD                   $13.22 $14.34   $13.40
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                                     .19    .48   .13/2/
  Net realized and unrealized gain (loss) on investment
  transactions                                             1.69  (.35)     1.98
  TOTAL FROM INVESTMENT OPERATIONS                         1.88    .13     2.11
-------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income                    (.19)  (.21)    (.39)
  Distributions from net realized gains                  (1.74) (1.04)    (.78)
  TOTAL DISTRIBUTIONS                                    (1.93) (1.25)   (1.17)
  NET ASSET VALUE, END OF PERIOD                         $13.17 $13.22   $14.34
  TOTAL RETURN/4/                                        15.12%  1.10%   16.91%
-------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                                 1999   1998  1997/1/
  NET ASSETS, END OF PERIOD (000)                        $1,117   $284       $5
  Average net assets (000)                                 $674   $118       $1
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including distribution fees                   2.16%  2.03% 2.06%/3/
  Expenses, excluding distribution fees                   1.16%  1.03% 1.06%/3/
  Net investment income                                   1.54%  2.04% 1.94%/3/
  Portfolio turnover                                       230%   256%      50%

--------------------------------------------------------------------------------

1 On 11-7-96, Prudential Active Balanced Fund, a series of Prudential Dryden
  Fund, first offered its Class C shares. Its assets and liabilities were acquired by the Fund, Class C shares for Class C shares, on 1-23-98. Immediately prior to this transfer, the Fund had no assets. The Fund is the accounting survivor to Prudential Active Balanced Fund and, as such, financial data is shown from 11-7-96.
2 Calculated based upon weighted average shares outstanding during the period. 3 Annualized.
4 Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each period reported. Total returns for periods of less than one year are not annualized.


--------------------------------------------------------------------------------

40  PRUDENTIAL ACTIVE BALANCED FUND        [GRAPHIC]  (800) 225-1852

--------------------------------------------------------------------------------
   Financial Highlights
--------------------------------------------------------------------------------


CLASS Z SHARES
The financial highlights for the three years ended September 30, 1999 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the two years ended September 30, 1996, were audited by other independent auditors, whose reports were unqualified.

  CLASS Z SHARES (FISCAL YEARS ENDED 9-30)
--------------------------------------------------------------------------------
  PER SHARE OPERATING PERFORMANCE       1999     1998     1997     1996  1995/1/
  NET ASSET VALUE, BEGINNING OF
  YEAR                                $13.32   $14.45   $13.01   $12.46   $10.92
  INCOME FROM INVESTMENT
   OPERATIONS:
  Net investment income                  .35      .38      .39/5/   .29/2/   .33/2/
  Net realized and unrealized
  gain (loss) on investment
  transactions                          1.68     (.12)    2.22      .81     1.54
  Total from investment
  operations                            2.03      .26     2.61     1.10     1.87
--------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment
  income                               (.34)    (.35)    (.39)    (.37)     (.29)
  Distributions from net realized
  gains                               (1.74)   (1.04)    (.78)    (.18)     (.04)
  TOTAL DISTRIBUTIONS                 (2.08)   (1.39)   (1.17)    (.55)     (.33)
  NET ASSET VALUE, END OF YEAR        $13.27   $13.32   $14.45   $13.01   $12.46
  TOTAL RETURN/4/                     16.32%    2.12%   21.34%    9.11%   17.66%
--------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA:             1999     1998     1997     1996  1995/1/
  NET ASSETS, END OF YEAR (000)     $124,250 $161,838 $158,672 $153,588 $133,352
  Average net assets (000)          $130,052 $177,443 $154,199 $142,026 $104,821
  RATIOS TO AVERAGE NET ASSETS:
  Expenses, including
  distribution fees                    1.16%    1.03%    1.06% 1.00%/2/     1.00%/2/
  Expenses, excluding
  distribution fees                    1.16%    1.03%    1.06% 1.00%/2/     1.00%/2/
  Net investment income                2.54%    2.99%    2.94% 3.09%/2/     3.53%/2/
  Portfolio turnover                    230%     256%      50%      51%       30%

--------------------------------------------------------------------------------

1 Prudential Active Balanced Fund, a series of Prudential Dryden Fund, had its assets and liabilities acquired by the Fund, Class Z shares for Class Z shares, on 1-23-98. Immediately prior to this transfer, the Fund had no assets. The Fund is the accounting survivor to Prudential Active Balanced Fund and, as such, financial data is shown for Prudential Active Balanced Fund.
2 Net of expense subsidy.
3 Annualized.
4 Total return does not consider the effects of sales loads. Total return is calculated assuming a purchase of shares on the first day and a sale on the last day of each period reported and includes reinvestment of dividends and other distributions. Total return includes the effect of expense subsidies where applicable.
5 Calculated based upon weighted average shares outstanding during the year.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   The Prudential Mutual Fund Family
--------------------------------------------------------------------------------

Prudential offers a broad range of mutual funds designed to meet your individual needs. For information about these funds, contact your financial adviser or call us at (800) 225-1852. Please read the prospectus carefully before you invest or send money.

STOCK FUNDS
Prudential Emerging Growth Fund, Inc.
Prudential Equity Fund, Inc.
Prudential Equity Income Fund
Prudential Index Series Fund
 Prudential Small-Cap Index Fund
 Prudential Stock Index Fund
The Prudential Investment Portfolios, Inc.
 Prudential Jennison Growth Fund
 Prudential Jennison Growth & Income Fund
Prudential Mid-Cap Value Fund
Prudential Real Estate Securities Fund
Prudential Sector Funds, Inc.
 Prudential Financial Services Fund
 Prudential Health Sciences Fund
 Prudential Technology Fund
 Prudential Utility Fund
Prudential Small-Cap Quantum Fund, Inc.
Prudential Small Company Value Fund, Inc.
Prudential Tax-Managed Equity Fund
Prudential 20/20 Focus Fund
Nicholas-Applegate Fund, Inc.
 Nicholas-Applegate Growth Equity Fund
Target Funds
 Large Capitalization Growth Fund
 Large Capitalization Value Fund
 Small Capitalization Growth Fund
 Small Capitalization Value Fund
ASSET ALLOCATION/BALANCED FUNDS
Prudential Balanced Fund
Prudential Diversified Funds
 Conservative Growth Fund
 Moderate Growth Fund
 High Growth Fund
The Prudential Investment Portfolios, Inc.
 Prudential Active Balanced Fund

GLOBAL FUNDS
GLOBAL STOCK FUNDS
Prudential Developing Markets Fund
 Prudential Developing Markets Equity Fund
 Prudential Latin America Equity Fund
Prudential Europe Growth Fund, Inc.
Prudential Global Genesis Fund, Inc.
Prudential Index Series Fund
 Prudential Europe Index Fund
 Prudential Pacific Index Fund
Prudential Natural Resources Fund, Inc.
Prudential Pacific Growth Fund, Inc.
Prudential World Fund, Inc.
 Global Series
 International Stock Series
Global Utility Fund, Inc.
Target Funds
 International Equity Fund

GLOBAL BOND FUNDS
Prudential Global Total Return Fund, Inc.
Prudential International Bond Fund, Inc.


--------------------------------------------------------------------------------

     PRUDENTIAL ACTIVE BALANCED FUND                  (800) 225-1852
                                           [GRAPHIC]

--------------------------------------------------------------------------------
The Prudential Mutual Fund Family
--------------------------------------------------------------------------------

BOND FUNDS
TAXABLE BOND FUNDS
Prudential Diversified Bond Fund, Inc.
Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
 Short-Intermediate Term Series
Prudential High Yield Fund, Inc.
Prudential High Yield Total Return Fund, Inc.
Prudential Index Series Fund
 Prudential Bond Market Index Fund
Prudential Structured Maturity Fund, Inc.
 Income Portfolio
Target Funds
 Total Return Bond Fund

TAX-EXEMPT BOND FUNDS
Prudential California Municipal Fund
 California Series
 California Income Series
Prudential Municipal Bond Fund
 High Income Series
 Insured Series
Prudential Municipal Series Fund
 Florida Series
 Massachusetts Series
 New Jersey Series
 New York Series
 North Carolina Series
 Ohio Series
 Pennsylvania Series
Prudential National Municipals Fund, Inc.

MONEY MARKET FUNDS
TAXABLE MONEY MARKET FUNDS
Cash Accumulation Trust
 Liquid Assets Fund
 National Money Market Fund
Prudential Government Securities Trust
 Money Market Series
 U.S. Treasury Money Market Series
Prudential Special Money Market Fund, Inc.
 Money Market Series
Prudential MoneyMart Assets, Inc.

TAX-FREE MONEY MARKET FUNDS
Prudential Tax-Free Money Fund, Inc.
Prudential California Municipal Fund
 California Money Market Series
Prudential Municipal Series Fund
 Connecticut Money Market Series
 Massachusetts Money Market Series
 New Jersey Money Market Series
 New York Money Market Series

COMMAND FUNDS
COMMAND Money Fund
COMMAND Government Fund
COMMAND Tax-Free Fund

INSTITUTIONAL MONEY MARKET FUNDS
Prudential Institutional Liquidity Portfolio, Inc.
 Institutional Money Market Series

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                 [This page has been left blank intentionally.]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




                 [This page has been left blank intentionally.]

--------------------------------------------------------------------------------

FOR MORE INFORMATION
________________________________________________________________

Please read this prospectus before you invest in the Fund and keep it for fu-ture reference. For information or shareholder questions contact:

PRUDENTIAL MUTUAL FUND SERVICES LLC
P.O. BOX 15005
NEW BRUNSWICK, NJ 08906-5005
(800) 225-1852
(732) 417-7555
 (if calling from outside the U.S.)
--------------------------------------------------------------------------------
Outside Brokers Should Contact:
PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC
P.O. BOX 15035
NEW BRUNSWICK, NJ 08906-5035
(800) 778-8769
--------------------------------------------------------------------------------
Visit Prudential's Web Site At:
HTTP://WWW.PRUDENTIAL.COM
--------------------------------------------------------------------------------
Additional information about the Fund can be obtained without charge and can be found in the following documents:

STATEMENT OF ADDITIONAL INFORMATION (SAI)
 (incorporated by reference into this prospectus)

ANNUAL REPORT
 (contains a discussion of the market conditions and investment strategies that significantly affected the Fund's performance)

SEMI-ANNUAL REPORT

You can also obtain copies of Fund documents from the Securities and Exchange Commission as follows:

By Mail:
Securities and Exchange Commission
Public Reference Section
Washington, DC 20549-0102

By Electronic Request:
publicinfo@sec.gov
 (The SEC charges a fee to copy documents.)

In Person:
Public Reference Room in Washington, DC
 (For hours of operation, call 1-202-942-8090.)

Via the Internet:
on the EDGAR Database at
http://www.sec.gov
--------------------------------------------------------------------------------
  CUSIP Nos.:     Quotron Symbols:
CLASS A: 74437E 883                            --
CLASS B: 74437E 875                            --
CLASS C: 74437E 867                            --
CLASS Z: 74437E 859                           PABFX

Investment Company Act File No.:
811-7343


MF185A                              [RECYCLE LOGO]  Printed on Recycled Paper